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                                                                     Exhibit 5.1

                      [LETTERHEAD OF KENNETH R. MASTERSON]



February 9, 2001

FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

Ladies and Gentlemen:

         I am the Executive Vice President, General Counsel and Secretary of FedEx Corporation, a Delaware corporation ("FedEx"), and have participated in the preparation of this Registration Statement on Form S-4 (the "Registration Statement"). The Registration Statement is to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of shares of FedEx's common stock, par value $0.10 per share (the "Shares"), that may be issued in exchange for shares of common stock, par value $0.01 per share, of American Freightways Corporation ("American Freightways"). Such issuance and exchange would occur in connection with the merger (the "Merger") of American Freightways with and into FedEx's wholly-owned subsidiary FDX, Inc., as described in the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of November 12, 2000 and amended and restated as of January 5, 2001 among American Freightways, FedEx and FDX, Inc.

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for the purpose of rendering this opinion.

         Based upon the foregoing, I am of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized by FedEx, and when issued in the manner contemplated by the Registration Statement and in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

         I am a member of the Bar of the State of Tennessee and the foregoing opinion is limited to the laws of the State of Tennessee, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the proxy statement/prospectus contained in the Registration Statement.

                                       Very truly yours,

                                       /s/ Kenneth R. Masterson

                                       Kenneth R. Masterson
                                       Executive Vice President,
                                       General Counsel and Secretary